Exhibit 99.1
KIMBALL INTERNATIONAL, INC. REPORTS FIRST QUARTER FISCAL YEAR 2019 RESULTS

JASPER, IN (November 5, 2018) - Kimball International, Inc. (NASDAQ: KBAL) today announced results for the quarter ended September 30, 2018.
Highlights:

•	Revenue growth of 11%, or 8% on an organic basis; highest quarterly sales in over 15 years at $194.1 million.

•	Strong order growth of 18% or 15% on an organic basis.

•	Significant 27% sales growth and 33% order growth in the hospitality vertical on an organic basis.

•	Transportation, steel and other commodity cost increases continued to put pressure on margins. Teams working to mitigate.

•	Lower effective tax rate of 24.4% compared to prior year rate of 33.4%, as lower income tax rates are now fully in effect.

•	The David Edward acquisition was successfully completed on October 26, 2018.

Kristie Juster, CEO, stated, “We continued on a positive note with our highest revenues in over 15 years and strong double-digit organic order growth in the first quarter. Our order backlog is strong and operating cash flow remains robust, enabling us to continue to invest in further growth and value creation. Net income was down slightly, but excluding one-time CEO transition costs our adjusted net income was up 6% from last year. We continue to be challenged by higher transportation, steel, and other commodity costs, as well as tariffs that have been implemented along with additional tariff increases in the future. We are working to mitigate these cost increases by negotiating pricing with suppliers, continuous improvement initiatives, price increases and our previously announced $7 million cost reduction initiatives and anticipate these actions will offset the higher costs beginning in the second quarter of fiscal year 2019 and beyond. Our return on capital was higher than any of the public companies in the office furniture industry.”
Kristie continued, “We also just announced the acquisition of David Edward, a provider of impeccable quality upholstered products in the furniture industry. David Edward and our Kimball brand are strategically aligned, and we intend to further invest in the company and utilize their skilled workforce with a goal of making David Edward the premier source of upholstered products for architects and designers. We welcome David Edward employees to the Kimball International family.”
Kristie concluded, “Finally, I would like to express my sincere gratitude to Bob Schneider, who retired on October 31 as CEO and Chairman. It has been an honor working with Bob on the Board over the past several years. Under Bob’s leadership since the spin-off, Kimball International sales grew 26% and profitability grew over 500%. Bob has been instrumental in not only getting the company healthy again, but also in implementing strategies that will help keep us on a solid footing for many years to come. We are grateful to Bob for putting a fantastic leadership team in place and we are confident we have the right team to continue building our success.”

Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	September 30, 2018	September 30, 2017	Percent Change
Net Sales	$194,123	$175,360	11%
Gross Profit	$65,873	$64,007	3%
Gross Profit %	33.9%	36.5%
Selling and Administrative Expenses	$52,179	$48,050	9%
Selling and Administrative Expenses %	26.8%	27.4%
Operating Income	$13,694	$15,957	(14%)
Operating Income %	7.1%	9.1%
Adjusted Operating Income *	$14,749	$15,957	(8%)
Adjusted Operating Income % *	7.6%	9.1%
Net Income	$10,876	$10,957	(1%)
Adjusted Net Income *	$11,660	$10,957	6%
Diluted Earnings Per Share	$0.29	$0.29
Adjusted Diluted Earnings Per Share *	$0.31	$0.29
Return on Capital	20.7%	23.2%
Adjusted EBITDA *	$19,183	$19,911

* The items indicated represent Non-GAAP measurements. See “Reconciliation of Non-GAAP Financial Measures” below.
Prior period financial statements were recast due to the full retrospective adoption of guidance on the recognition of revenue from contracts with customers.

•
Consolidated net sales increased 11%, or 8% on an organic basis, driven by increases in all vertical markets except the government vertical. The hospitality vertical grew 43% including sales of D’style, a company acquired November 2017, or 27% excluding D’style, on continuing strength in the hospitality industry. Finance vertical shipments grew 38% as large financial institutions continue to update their office environments. The healthcare vertical increased 20% as we have aligned our resources to focus on key targeted projects in this market. Sales in the government vertical declined 38% partially due to large projects last year.

•
The Company continues to launch new and innovative products to fuel growth. Sales of new office furniture products increased 30% over the prior year first quarter. New product sales approximated 25% of total office furniture sales compared to 20% in the prior year first quarter. New products are defined as those introduced within the last three years.

•
Orders received during the first quarter of fiscal year 2019 increased 18% from the prior year, or 15% on an organic basis. The increase was driven by growth in all vertical markets except the government vertical. Orders in the hospitality vertical grew 48%, or 33% organically, as demand in the industry remains solid. Orders in the healthcare and commercial verticals are up 29% and 24%, respectively, as the healthy economic outlook is allowing companies to continue their business investment plans. Orders received for the government vertical declined 29% partially due to large projects last year.

•
Gross profit as a percent of net sales declined 260 basis points from the prior year as incremental margins from price increases, leverage from higher sales volumes, and savings realized from cost reduction initiatives were more than offset by higher transportation and commodity costs, a less profitable sales mix, higher healthcare costs, and an increase in the LIFO inventory reserve.

•
Selling and administrative expenses in the first quarter decreased 60 basis points as a percent of net sales and increased 9% in absolute dollars compared to the prior year. The increase in selling and administrative expense was driven by $1.1 million of CEO transition costs, the additional selling and administrative expenses of D’style operations, and increased salaries and healthcare costs, partially offset by an additional $0.7 million gain on the sale of assets. The additional gain resulted from a $1.1 million gain on the sale of Internet protocol addresses in the current year compared to a $0.4 million gain on the sale of land in the prior year. The Company also incurred $0.4 million related to acquisition costs and strategic growth investments during the current year first quarter, which approximated prior year acquisition costs.

•
The Company benefited from a lower effective tax rate of 24.4% for the first quarter of fiscal year 2019 compared to the prior year effective tax rate of 33.4%. The decline was primarily driven by the Tax Cuts and Jobs Act enacted last year, under which the Company’s statutory federal tax rate for fiscal year 2019 declined to 21% from the prior year first quarter tax rate of 35%.

•	Operating cash flow for the first quarter of fiscal year 2019 was $7.1 million which was approximately equal to operating cash flow of $7.0 million in the prior year.

•
The Company’s balance in cash, cash equivalents, and short-term investments was $84.0 million at September 30, 2018, compared to $87.3 million at June 30, 2018. The fiscal year 2019 decrease was primarily due to capital expenditures of $4.7 million and the return of capital to shareowners in the form of $3.3 million in stock repurchases and $2.6 million in dividends, which more than offset $7.1 million of cash flows from operations.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, statement of comprehensive income, balance sheet, or statement of cash flows of the Company. The non-GAAP financial measures used within this release are (1) organic net sales; (2) Adjusted EBITDA; (3) operating income excluding CEO transition costs; (4) net income excluding CEO transition costs; and (5) diluted earnings per share excluding CEO transition costs. Organic net sales are defined as net sales excluding acquisition-related sales, and Adjusted EBITDA is defined as net income before interest expense, income taxes, depreciation expense, amortization expense, and CEO transition costs. A reconciliation of the reported GAAP numbers to the non-GAAP financial measures is included in the Reconciliation of Non-GAAP Financial Measures table below. Management believes that organic net sales is useful to investors to aid in identifying underlying trends in our business and facilitating comparisons of our sales performance with prior periods. Management believes that Adjusted EBITDA and other metrics excluding CEO transition expenses are useful measurements to assist investors in comparing our performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect our core operating performance.
The orders received metric is a key performance indicator used to evaluate general sales trends and develop future operating plans. Orders received represent firm orders placed by our customers during the current quarter which are expected to be recognized as revenue during current or future quarters. The orders received metric is not intended to be presented as an alternative measure of revenue recognized in accordance with GAAP.
Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the risk that any projections or guidance, including revenues, margins, earnings, or any other financial results are not realized, the impact of changes in tariffs, adverse changes in the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, financial stability of key customers and suppliers, and availability or cost of raw materials. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company’s Form 10-K filing for the fiscal year ended June 30, 2018 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	November 6, 2018
Time:	11:00 AM Eastern Time
Dial-In #:	844-602-5643 (International Calls - 574-990-3014)
Pass Code:	Kimball
A webcast of the live conference call may be accessed by visiting Kimball International’s Investor Relations website at www.ir.kimballinternational.com.
For those unable to participate in the live webcast, the call will be archived at www.ir.kimballinternational.com within two hours of the conclusion of the live call.

About Kimball International, Inc.
Kimball International, Inc. creates design driven, innovative furnishings sold through our family of brands: Kimball, National, and Kimball Hospitality. Our diverse portfolio offers solutions for the workplace, learning, healing, and hospitality environments. Our values and integrity are demonstrated daily by living our Guiding Principles and creating a culture of caring that establishes us as an employer of choice. “We Build Success” by establishing long-term relationships with customers, employees, suppliers, shareowners and the communities in which we operate. To learn more about Kimball International, Inc. (NASDAQ: KBAL), visit www.kimballinternational.com.

Financial highlights for the first quarter ended September 30, 2018 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	September 30, 2018		September 30, 2017
Net Sales	$194,123	100.0%	$175,360	100.0%
Cost of Sales	128,250	66.1%	111,353	63.5%
Gross Profit	65,873	33.9%	64,007	36.5%
Selling and Administrative Expenses	52,179	26.8%	48,050	27.4%
Operating Income	13,694	7.1%	15,957	9.1%
Other Income, net	696	0.3%	489	0.3%
Income Before Taxes on Income	14,390	7.4%	16,446	9.4%
Provision for Income Taxes	3,514	1.8%	5,489	3.2%
Net Income	$10,876	5.6%	$10,957	6.2%

Earnings Per Share of Common Stock:
Basic	$0.29		$0.29
Diluted	$0.29		$0.29

Average Number of Total Shares Outstanding:
Basic	37,109		37,428
Diluted	37,392		37,733

	(Unaudited)
Condensed Consolidated Balance Sheets	September 30, 2018	June 30, 2018
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$42,643	$52,663
Short-term investments	41,359	34,607
Receivables, net	59,862	62,276
Inventories	42,125	39,509
Prepaid expenses and other current assets	13,716	18,523
Assets held for sale	281	281
Property and Equipment, net	85,188	84,487
Goodwill	8,824	8,824
Intangible Assets, net	12,325	12,607
Deferred Tax Assets	6,393	4,916
Other Assets	12,892	12,767
Total Assets	$325,608	$331,460

LIABILITIES AND SHAREOWNERS’ EQUITY
Current maturities of long-term debt	$25	$23
Accounts payable	46,667	48,214
Customer deposits	25,536	21,253
Dividends payable	3,062	2,662
Accrued expenses	35,903	50,586
Long-term debt, less current maturities	136	161
Other	15,595	15,537
Shareowners’ Equity	198,684	193,024
Total Liabilities and Shareowners’ Equity	$325,608	$331,460

Condensed Consolidated Statements of Cash Flows	Three Months Ended
(Unaudited)	September 30,
(Amounts in Thousands)	2018	2017
Net Cash Flow provided by Operating Activities	$7,121	$7,025
Net Cash Flow (used for) provided by Investing Activities	(10,381)	727
Net Cash Flow used for Financing Activities	(6,758)	(6,405)
Net (Decrease) Increase in Cash, Cash Equivalents, and Restricted Cash	(10,018)	1,347
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	53,321	63,088
Cash, Cash Equivalents, and Restricted Cash at End of Period	$43,303	$64,435

Net Sales by End Vertical Market
	Three Months Ended
(Unaudited)	September 30,
(Amounts in Millions)	2018	2017	% Change
Commercial	$56.6	$52.3	8%
Education	34.6	31.7	9%
Finance	18.2	13.2	38%
Government	17.1	27.5	(38%)
Healthcare	24.4	20.4	20%
Hospitality	43.2	30.3	43%
Total Net Sales	$194.1	$175.4	11%

Orders Received by End Vertical Market
	Three Months Ended
(Unaudited)	September 30,
(Amounts in Millions)	2018	2017	% Change
Commercial	$60.9	$49.1	24%
Education	21.8	20.2	8%
Finance	17.5	16.4	7%
Government	18.3	25.8	(29%)
Healthcare	27.8	21.6	29%
Hospitality	51.2	34.6	48%
Total Orders Received	$197.5	$167.7	18%

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended
(Unaudited)	September 30,
(Amounts in Thousands)	2018	2017
Interest Income	$419	$234
Interest Expense	(50)	(31)
Gain on Supplemental Employee Retirement Plan Investment	371	351
Other Non-Operating Expense	(44)	(65)
Other Income, net	$696	$489

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands)

Net Sales excluding D’style acquisition (“Organic Net Sales”)
	Three Months Ended
	September 30,
	2018	2017
Net Sales, as reported	$194,123	$175,360
Less: D’style acquisition net sales	4,733	0
Organic Net Sales	$189,390	$175,360

Operating Income excluding CEO Transition Costs
	Three Months Ended
	September 30,
	2018	2017
Operating Income, as reported	$13,694	$15,957
Add: Pre-tax CEO Transition Costs	1,055	0
Adjusted Operating Income	$14,749	$15,957

Net Income excluding CEO Transition Costs
	Three Months Ended
	September 30,
	2018	2017
Net Income, as reported	$10,876	$10,957
Pre-tax CEO Transition Costs	1,055	0
Tax on CEO Transition Costs	(271)	0
Add: After-tax CEO Transition Costs	784	0
Adjusted Net Income	$11,660	$10,957

Diluted Earnings Per Share excluding CEO Transition Costs
	Three Months Ended
	September 30,
	2018	2017
Diluted Earnings Per Share, as reported	$0.29	$0.29
Add: After-tax CEO Transition Costs	0.02	0.00
Adjusted Diluted Earnings Per Share	$0.31	$0.29

Earnings Before Interest, Taxes, Depreciation, and Amortization excluding CEO Transition Costs (“Adjusted EBITDA”)
	Three Months Ended
	September 30,
	2018	2017
Net Income	$10,876	$10,957
Provision for Income Taxes	3,514	5,489
Income Before Taxes on Income	14,390	16,446
Interest Expense	50	31
Interest Income	(419)	(234)
Depreciation and Amortization	4,107	3,668
Pre-tax CEO Transition Costs	1,055	0
Adjusted EBITDA	$19,183	$19,911